EXHIBIT 12

                     FPL GROUP CAPITAL INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        Three Months Ended
                                                                                          March 31, 1994
                                                                                      (Thousands of Dollars)
Earnings, as defined:
  Net loss ............................................................................      $  (39)
  Income taxes ........................................................................         242
  Fixed charges, included in determination of income, as below ........................       7,260

    Total earnings, as defined ........................................................      $7,463

Fixed charges, as defined:
  Interest expense ....................................................................      $7,181
  Rental interest factor ..............................................................          79
  Fixed charges, included in determination of income ..................................       7,260
  Capitalized interest ................................................................         106

    Total fixed charges, as defined ...................................................      $7,366

Ratio of earnings to fixed charges ....................................................        1.01